U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Filed pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 15, 2004

BIOVEST INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-11480	41-1412084
(Commission File Number)	(I.R.S. Employer Identification Number)

8500 Evergreen Blvd. NW

Minneapolis, MN 55433

(Address of Principal Executive Office) (Zip Code)

763-786-0302

(Registrant’s Telephone Number, Including Area Code)

540 Sylvan Avenue, Englewood Cliffs, NJ 07632

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

On March 15, 2004, we organized Biovax, Inc., as a wholly-owned subsidiary under the laws of Florida, to continue the development of our autologious (patient specific) therapeutic vaccine for follicular non-Hodgkins lymphoma (“Biovaxid®”). Biovaxid® is being developing pursuant to a Cooperative Research & Development Agreement (“CRADA”) with the National Cancer Institute (“NCI”). Biovaxid® is in pivotal Phase III clinical trial.

On March 15, 2004, the Company’s Board of Directors voted to amend the Bylaws of the Company to expand the maximum number of Directors to 13 and to expand the size of the current Board from 7 to 11 members leaving four unfilled positions. The Board appointed the following four individuals to fill the newly created vacancies:

JEFFREY A. SCOTT, M.D. ,age 46, whose specialty is oncology, has served as the National Medical Director and President of the International Oncology Network, a Network of 3500+ U.S. Private Practice Oncologists headquartered in Baltimore, MD, since 1998, and in that same role for the International Physician Network commencing this year. Dr. Scott was a practicing physician, Partner and CFO of Georgia Cancer Specialists located in Atlanta, GA from 1995-2001, acting as CFO for a large practice with over $100 million in revenue and responsible for development of financial programs of practice after merger and corporate buyout by Phymatrix. In this position, Dr. Scott also took responsibility for the development of an extensive Clinical Research program. From 1998-2000, he also served as Medical Chief of Staff at Atlanta’s Emory Northlake Regional Medical Center. Dr. Scott’s biotech experience includes his role as a Consultant to Nexstar Pharmaceuticals of Boulder, Colorado, assisting and educating the sales force in dealing with physician networks and consulting with investment advisors regarding potential investments in other biotechnology companies.

His educational background includes a B.S. in Microbiology from the University of Michigan, Ann Arbor, MI, and medical education at Wayne State Univ., Detroit, MI and a fellowship in Oncology at University of Texas Health Sciences, San Antonio, TX. Dr. Scott has Board Certifications from the American Board of Internal Medicine, Internal Medicine, September 1987 and the American Board of Internal Medicine, Medical Oncology, November 1989. He has extensive research and publication credits in the oncology field.

ROBERT D. WEISS, age 53, has an outstanding and diverse background in the fields of investment banking, merchant banking, asset management, marketing and finance. His experience includes his current positions as a Principal in Athena Capital Partners, Inc., an investment banking group specializing in seed and A-round investors, and President of Atlantic American Partners, a merchant banking group subsidiary of Atlantic American Holdings, as well as previous positions as Senior Vice President of Communications Equity Associates, Senior Vice President at Paine Webber, Inc., and Executive Vice President/Chief Operating Officer at Zurich Investment Management, all involving leadership roles in merchant banking, private equity funding and asset management operations. Mr. Weiss prior business experience gives him a strong background in marketing and general business management. His experience makes him well qualified for the role of Chairman and Financial Expert to the Audit Committee.

Mr. Weiss received his B.S. Degree from the United States Military Academy at West Point in 1971, with Concentrations in Math, Engineering, and Science, and obtained an MBA from Boston University in 1975. He served in the United States Army from 1971-1978 as an Aide-de-Camp to a Major General, Hospital Comptroller, and Company Commander.

CHRISTOPHER CHAPMAN, M.D., age 50, has been the Executive Vice President of Medical and Regulatory Affairs and New Business Development (pharmaceuticals) for BioDelivery Sciences International, Inc. on a part time basis since October 2000. Dr. Chapman received his M.D. degree from Georgetown University in Washington, D.C. in 1987 where he completed his internship in Internal Medicine. He completed a residency in Anesthesiology and a fellowship in Cardiovascular and Obstetric Anesthesiology at Georgetown University. Since 1995, Dr. Chapman has been a critical care physician on the staff at Doctor’s Community Hospital, Lanham, Maryland. He was most recently President of Chapman Pharmaceutical Consulting. From 1995 to April 2000, Dr. Chapman was Executive Director, Medical Affairs, Quintiles Consulting and a founding Co-Director of Quintiles BRI (QBRI) Medical Affairs, Drug Safety and Medical Writing Departments.

NICHOLAS J. LEB, age 54, is currently the Vice President and Chief Financial Officer of TEAMM Pharmaceuticals, Inc. He is a proven financial executive with a diverse background that includes “Big 5” public accounting, pharmaceutical and medical equipment manufacturing, equipment leasing and common carrier transportation. Mr. Leb is proficient in financial reporting, budgeting, SEC reporting, treasury functions, taxes and systems management. He has successfully performed his financial duties in senior management positions at such companies as Brightstone Pharma, Global Surgical Corporation and KV Pharmaceutical Co. Mr. Leb received his Bachelor of Science, Business Administration from University of Missouri, Columbia and attended a post-graduate accounting program at the University of Missouri, St. Louis.

On March 15, 2004, the Board of Directors established an Audit Committee. The Charter for the newly established Audit Committee was adopted and the initial members were appointed:

Robert D. Weiss (Chairman and Designated Financial Expert)

Jeffrey A. Scott, M.D.

Raphael Mannino, Ph.D.

The Board also adopted an Insider Trading Policy and Delegation of Authority policy for the Company.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

Not applicable

Not applicable

Exhibits

99.1 – Press release dated March 25, 2004

99.2 – Certificate of Incorporation of Biovax, Inc.

99.3 – Bylaws of Biovax, Inc

99.4 – Charter for Audit Committee

99.5 – Insider Trading Policy

99.6 – Delegation of Authority Policy

99.9 – Financial Consulting Agreement With Andreas Zigouras

99.10 – Common Stock Warrant to Andreas Zigouras

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BIOVEST INTERNATIONAL, INC.
(Registrant)

Date: March 26, 2004	/s/ James A. McNulty
James A. McNulty, CFO
Chief Financial Officer